As filed with the U.S. Securities and Exchange Commission on December 3, 1999.


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           Cassco Capital Corporation
              Exact name of registrant as specified in its charter)


            Delaware                                       54-0356301
(State or other jurisdiction of                (IRS employer identification no.)
 incorporation or organization)


                Number One, Fenton Way Business Park, Fenton Way,
               Chatteris, Cambridgshire, United Kingdom PE16 6US
          (Address of Principal Executive Offices, including ZIP Code)


                             1999 Stock Option Plan
                            (Full title of the plan)


        Mark S. Pierce, 1999 Broadway, Ste. 3235, Denver, Colorado 80202
                     (Name and address of agent for service)


                                 (303) 292-2992
          (Telephone number, including area code, of agent for service)




===============================================================================================
                                CALCULATION OF REGISTRATION FEE
===============================================================================================
Title of Securities       Amount        Proposed Maximum    Proposed Maximum      Amount of
 to be Registered    to be Registered  Offering Price per  Aggregate Offering  Registration Fee
                                              Share               Price
===============================================================================================
$.001 par Value
Common Stock         3,000,000 shares    $.03 per share          $90,000             $278
-----------------------------------------------------------------------------------------------
TOTALS               3,000,000 shares                            $90,000             $278
===============================================================================================


Total No. of Pages: 34; Exhibit Index on Page No.: 8


                     PROSPECTUS - CASSCO CAPITAL CORPORATION
                     ---------------------------------------
                Number One, Fenton Way Business Park, Fenton Way,
                    Chatteris, Cambridgeshire, United Kingdom
                       (3,000,000 SHARES of Common Stock)

This Prospectus relates to the Cassco Capital Corporation 1999 Stock Option Plan dated December 1, 1999 ("Plan"). Under the Plan, officers, directors, agents, consultants, advisors and employees of and to Cassco Capital Corporation, a Delaware corporation ("Company"), and its subsidiaries, if any, are eligible to receive options to acquire shares of the $.001 par value per share common stock of the Company ("Options" and "Common Stock," respectively). The Company is registering hereunder and then subsequently issuing up to 3,000,000 post-split shares of Common Stock to cover the Options granted over the term of the Plan. Options issued under the Plan and/or the underlying Common Stock may be or become subject to restrictions on transfer, and until any imposed restrictions lapse, are subject to forfeiture by the holder upon the occurrence of certain events. Options and Common Stock which are subject to forfeiture will be held in escrow by the Company until such time as the imposed restrictions lapse. (See "General Information Regarding the Plan - Restrictions on Transfer; Voting and Dividend Rights" and "General Information Regarding the Plan - Forfeiture.") Sales of Options and the underlying Common Stock by "affiliates," as defined in "Rules 405 and 144" under the Securities Act of 1933, as amended ("Securities Act"), may not be made without compliance with the registration and prospectus delivery requirements of the Securities Act, or an exemption therefrom, such as that provided by Rule 144. The sale of shares by participants who are not affiliates may be effected without complying with these requirements. Affiliates may also be subject to Section 16(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). If so, such participants must comply with the provisions of that section of the Exchange Act as well. (See "General Information Regarding the Plan - Restrictions on Resales by Affiliates.")

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act, and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or any other filings by the Company with the Commission which are incorporated herein are qualified in their entirety by reference thereto. A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Management Compensation Committee, c/o Cassco Capital Corporation, Number One, Fenton Way Business Park, Fenton Way, Chatteris, Cambridgeshire, United Kingdom PE16 6US; +44 (0) 1354.695.000. The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act, if any, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. In addition, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the National Association of Securities Dealers, Inc. ("NASD"), at 1735 K St., N.W., Washington, D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has not been a change in the affairs of the Company since the date hereof.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is December 3, 1999

                                TABLE OF CONTENTS


GENERAL INFORMATION REGARDING THE PLAN                                         1

   Issuer                                                                      1

   Purposes                                                                    1

   Term; Shares of Common Stock Subject to Plan                                1

   Administration                                                              1

   Eligible Participants; Non-Qualified Options; Exercise Price;
   Term of Options; Tax Effects                                                1

   Consideration for Options                                                   1

   Restrictions on Transfer; Voting and Dividend Rights                        1

   Forfeiture                                                                  2

   Recapitalizations; Reorganizations and the Like                             2

   Exercise of Stock Options                                                   2

   Restrictions on Resales by Affiliates                                       2

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION                 3

   Indemnification                                                             3

INFORMATION NOT REQUIRED IN PROSPECTUS                                         4

   Item 3. Incorporation of Documents by Reference.                            4

   Item 4. Description of Securities.                                          4

   Item 5. Interests of Named Experts and Counsel.                             4

   Item 6. Indemnification of Directors and Officers.                          4

   Item 7. Exemption from Registration Claimed.                                5

   Item 8. Exhibits.                                                           5

   Item 9. Undertakings.                                                       6

                     GENERAL INFORMATION REGARDING THE PLAN

Issuer. The Company will be the issuer of the Options and the underlying Common Stock on exercise. The Company maintains its principal executive offices at Number One, Fenton Way Business Park, Fenton Way, Chatteris, Cambridgeshire, United Kingdom PE16 6US; +44 (0) 1354.695.000.

Purposes. The Plan was adopted on December 1, 1999, by the"Board of Directors," and is intended to provide a method whereby persons who are interested in the well being of the Company may be stimulated by personal involvement in the future prosperity of the Company, thereby advancing the interests of the Company and its shareholders.

Term; Shares of Common Stock Subject to Plan. The Plan has a ten year term which began on December 1, 1999. The Plan authorizes the issuance and delivery of up to 3,000,000 post-split shares of Common Stock. No shares had been issued under the Plan as of the date of this Prospectus.

Administration. The Plan is initially being administered by the Board of Directors, which may subsequently appoint a committee for this purpose. (For purposes of this paragraph only, any reference to the Board of Directors also includes such committee.) The Board of Directors has full authority to determine the recipients and the Options awarded under the Plan, and may impose restrictions on the transfer of Options and/or the underlying Common Stock. The Board of Directors interprets and constructs the provisions of the Plan, is authorized to adopt rules and regulations for administering the Plan and may amend the Plan in any respect at any time. The date upon which Options become exercisable, their exercise price, the basis for determining the price, whether and under what circumstances the price may be modified, the maximum amount which may be exercised in any year, whether such amount is cumulative and the period during which all Options must be exercised will be determined in the sole discretion of the Board of Directors in accordance with the terms and conditions of the Plan. The Board of Directors may also amend the Plan from time to time in their sole discretion, but such amendments will only apply prospectively.

Eligible Participants; Non-Qualified Options; Exercise Price; Term of Options; Tax Effects. All full-time employees of the Company and/or of its subsidiaries are eligible as participants in the Plan. Also eligible under the Plan are any other persons specified under the General Instructions to Form S-8 under the Securities Act. Awards under the Plan will be based upon the contributions made by each eligible person to the Company and/or its subsidiaries. Options granted under this Plan will not be qualified under the Employee Retirement Income Security Act of 1974, as set forth in the Internal Revenue Code. There is no limitation to the aggregate fair market value of the Common Stock underlying Options granted to any individual in a single calendar year under the Plan. Options will have no more than a ten-year term.

A recipient of Options and the underlying Common Stock on exercise may incur income tax on the difference between the fair market value of the security received on the date of receipt and the cost to the recipient of the security; provided, however, that no tax will be incurred until any and all provisions on forfeiture, if significant, have lapsed. Each recipient of Options should consult his or her tax advisor as to the consequences of grant and exercise, as such consequences depend entirely upon the terms and conditions of the grant and the circumstances of the recipient at the date of grant and exercise.

Consideration for Options. Options awarded under the Plan will be issued in consideration of cash, securities, instruments and/or services rendered by the participant for and on behalf of the Company and/or its subsidiaries.

Restrictions on Transfer; Voting and Dividend Rights. Each participant immediately becomes the record and beneficial owner of the Options awarded to him or her under the Plan on the date of award, although the Board of Directors may impose forfeiture provisions to take effect after the date of grant. Options are not transferable, other than by will or the laws of descent and distribution. The Board of Directors will maintain possession of the certificate representing the Option until exercised. On exercise of an Option, the holder of the Common Stock received immediately becomes the record owner of the shares and acquires all beneficial rights of ownership, although the Board of Directors may impose forfeiture provisions to take effect after the date of exercise. If forfeiture provisions are imposed, the Board of Directors will maintain possession of the certificate representing the shares until the provisions on forfeiture lapse. After exercise, the holder is entitled to all of the rights of ownership, including the right to vote any shares of Common Stock awarded and to receive ordinary cash dividends, subject to any restrictions on forfeiture imposed.

The Board of Directors may impose a vesting schedule as to any Option upon award and as to any shares of underlying Common Stock upon exercise, and may at any time modify the schedule as to which restrictions upon transfer have not yet lapsed. Any restriction or forfeiture provisions which may be imposed may lapse earlier under certain circumstances. (See "Recapitalizations, Reorganizations and the Like.")

Forfeiture. In the event that an employee ceases to be employed by the Company or any of its subsidiaries for any reason whatsoever, except termination for death or permanent or total disability, while holding one or more Options or non-vested shares of Common Stock, the employee will have the right to exercise the Option on the termination date only to the extent then exercisable and only with respect to the unexercised portion thereof and all rights to non-vested shares of Common Stock on the termination date will lapse.

If the employee dies or becomes permanently or totally disabled while employed by the Company or any of its subsidiaries, the guardian, legal administrator, personal representative or administrator of the estate for the person will have the right to exercise any outstanding Option in full regardless of any other terms or conditions and any non-vested shares of Common Stock will vest in full.

No transfer of an Option or non-vested Common Stock by will or by the laws of descent and distribution will be effective to bind the Company unless the Company has been furnished with written notice and an authenticated copy of the will and/or such other evidence as the Board of Directors may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option and/or non-vested Common Stock.

Recapitalizations; Reorganizations and the Like. In the event the outstanding Common Stock is subsequently changed into or exchanged for a different number or kind of shares or other securities, a prompt and equitable adjustment will be made in the aggregate number and kind of shares of non-vested Common Stock and shares subject to unexercised Options. Further, upon dissolution or liquidation of the Company, each outstanding and unexercised Option and non-vested share of Common Stock will immediately become exercisable or vest, as the case may be. The foregoing adjustments will be determined solely by the Board of Directors, whose determination will be final, binding and conclusive.

Exercise of Stock Options. Exercise of an Option may be had, either in whole or in part, through the payment of the exercise price applicable to the number of shares of Common Stock to be acquired, either in cash or by cashier's check, certified check, bank draft or money order made payable to the order of the Company or by the delivery of instruments or securities.

Restrictions on Resales by Affiliates. In the event that an affiliate of the Company acquires Common Stock, whether by direct grant or the exercise of an Option, the affiliate will be subject to Section 16(b) of the Exchange Act. This means that the affiliate could not sell any shares acquired under the Option for a period of six months thereafter. Further, in the event that the optionee had sold any shares of Common Stock in the previous six months preceding the receipt or exercise of the Option, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the optionee by the Company or the Commission. Common Stock acquired on exercise of an Option by other than affiliates are not subject to Section 16(b) of the Exchange Act. Participants should consult their counsel as to the effects and application of
Section 16(b) of the Exchange Act on them.

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

The Company incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB under the Exchange Act subsequent to any filed Form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing.

A copy of any document or part thereof incorporated by reference in the Registration Statement but not delivered with this Prospectus will be furnished without charge upon written or oral request. Requests should be addressed to:
Management Compensation Committee, Cassco Capital Corporation Number One, Fenton Way Business Park, Fenton Way, Chatteris, Cambridgeshire, United Kingdom PE16 6US; +44 (0) 1354.695.000.

A copy of the Company's most recent Forms 10-KSB and 10-QSB accompanies the copy of this Prospectus when furnished to those Plan participants not otherwise receiving a copy thereof. The Company will promptly furnish, without charge, an additional copy to any participant who requests it.

Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

Registrant hereby states that (i) all documents and statements set forth in (a) through (b), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. (a) Registrant's latest annual report, whether of nor filed pursuant to Sections 13(a) or 15(d) of the Exchange; (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant documents referred to in (a), above.

Each common share currently outstanding is fully paid for and nonassessable, and is entitled to one vote per share on all matters submitted for action by shareholders. All common shares are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding common shares can, if they choose to do so, elect all directors. The terms of directors are not staggered. Directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. There are no preemptive rights to purchase any additional shares of common or other securities of registrant. In the event of liquidation or dissolution, holders of common shares are entitled to receive, pro rata, the remaining assets after creditors and holders of any class of stock having liquidation rights senior to holders of common have been paid in full. Reference is made to the description of the common shares prepared in compliance with Item 202 of Regulation S-K in the Form 10 filed with the U.S. Securities and Exchange Commission to register such shares under
Section 12 of the Exchange Act.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Counsel for the Company is eligible to receive Options under the Plan. It is currently anticipated that said counsel will receive a significant number shares under the Plan in lieu of services performed and costs advanced; however, the number of Options has not yet been determined. Counsel is also Secretary to the Company.

Item 6. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is set forth under the Delaware Corporation Code, as enacted and in effect upon adoption of the registrant's articles of incorporation and bylaws, both of which mirror this statute. The statute and said articles in substance provide, in part and summary, as follows; however, this summary is qualified in its entirety by reference to the specific statutory provision:

The provisions of this code generally provide that registrant may, but is not obligated to, indemnify against liability an individual made a party to a lawsuit because they were previously or are currently a director or officer of registrant, if such person acted in good faith and reasonably believed their actions were in the best interests of registrant. Registrant may not indemnify such persons if they are found liable to registrant in a shareholders' derivative suit or are found liable for receiving an improper personal benefit. Registrant is required to indemnify such persons if they are ultimately successful in the suit. Pending a final determination, registrant may advance funds to these persons, but only if provision is made for return of the funds advanced in the event such persons are subsequently found to not be entitled to indemnification as set forth above. The general effect of this statute is to make indemnification available to the officers and directors of registrant regarding actions taken in their official capacity, unless they are found liable to registrant for their actions, they received an improper benefit therefrom, or they did not act in good faith while reasonably believing their actions were in the best interests of registrant. Indemnification under this section would include actions of the officers and directors of registrant taken in connection with this offering.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-KSB and are specifically incorporated herein by this reference:

Exhibit No.

1.   Not Required.
2.   Not Required.
3.   Not Required.
4.   Not Applicable.
5. Opinion of special counsel to the registrant regarding the legality of the securities registered.
6.   Not Required.
7.   Not Required.
8.   Not Required.
9.   Not Required.
10.  1999 Stock Option Plan.
11.  Not Required.
12.  Not Required.
13.  Not Required.
14.  Not Required.
15.  Not Applicable.
16.  Not Required.
17.  Not Required.
18.  Not Required.
19.  Not Required.
20.  Not Required.
21.  Not Required.
22.  Not Required.
23.  Not Required.
24.1 Consent of special counsel to registrant to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus, if any, filed as a part hereof. (See Exhibit 5.) 24.2 Consent of Halliburton, Hunter & Associates, auditors to registrant, to the incorporation by reference of their audit opinion from the Form 10-KSB for the period ended December 31, 1998.
25.  Not Applicable.
26.  Not Required.
27.  Not Applicable.
28.  Not Applicable.
29.  Not Applicable.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement, including, but not limited to, any addition or deletion of a managing underwriter. (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Chatteris, Cambridgeshire, United Kingdom on the 3rd day of December, 1999.

CASSCO CAPITAL CORPORATION
(Registrant)


By: /s/ Mark Langley
--------------------
Mark Langley, Chief Executive Officer


By: /s/ Mark Langley
--------------------
Mark Langley, Chief Financial
   and Accounting Officer and Treasurer


Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


/s/ Mark Langley
----------------
Mark Langley, Director


Date: December 3, 1999

                         FORM S-8 REGISTRATION STATEMENT


                                  EXHIBIT INDEX




The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:


      Exhibit Number
in Registration Statement            Description
-------------------------            -----------


           5.               Opinion of Counsel

          10.1              1999 Stock Option Plan

          10.2              Consulting Agreement with Barry J. Muncaster

          10.3              Consulting Agreement with Robert G.M. Hind

          10.4              Professional Services Agreement with Mark S. Pierce

          24.               Consent to Use of Opinion